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                                                                    EXHIBIT 23.3



CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in this Registration Statement of General Growth Properties, Inc. on Form S-3 of our report dated March 15, 1996 on our audit of the consolidated financial statements of GGP/Homart, Inc. as of December 31, 1995, and for the period from December 22, 1995 (Date of Acquisition) through December 31, 1995, appearing in the Annual Report on Form 10-K of General Growth Properties, Inc. for the year ended December 31, 1995 and to the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement.



DELOITTE & TOUCHE LLP

/s/ DELOITTE & TOUCHE LLP




Chicago, Illinois
March  6, 1997